                                                                  EXHIBIT 10.34


                            DATED 29TH JANUARY 1993




          (1)  OSRAM GMBH



               and


          (2)  EDIL INTERNATIONAL LIGHTING B.V.



                        -------------------------------


                            FRAMEWORK AGREEMENT FOR

                                SUPPLY CONTRACTS


                        -------------------------------



                                Clifford Chance
                              200 Aldersgate Street
                                London EC1A 4JJ

                               Tel: 071 600 1000
                               Fax: 071 600 5555

                            Ref: MS/C0791/04338/JBW


                          (Document ref: AJQM248D.50)

                                    CONTENTS

CLAUSE                                                           PAGE
ARTICLE I

Definitions

ARTICLE II

SUPPLY OF LAMP MATERIALS BY OSRAM TO EDIL AND BY EDIL TO OSRAM

     SECTION 2.1 Scope of Article II ............................  5
     SECTION 2.2 Long-term Supply Agreements ....................  5
     SECTION 2.3 Terms and Conditions ...........................  6
     SECTION 2.4 Equal Treatment ................................ 16

ARTICLE III

CONTINUATION OF CERTAIN SUPPLY AGREEMENTS BETWEEN OSRAM
   GROUP AND IL

     SECTION 3.1 Lynx-L Compact Fluorescent Lamps ............... 17
     SECTION 3.2 Supply Agreement for Bulbs between GTE Sylvania
          S.A. and EMGO ......................................... 17
     SECTION 3.3 The supply agreement between OSRAM GmbH and SABA
          Schwaraweider ........................................ 18
     SECTION 3.4 The Supply Agreement Between GTE de Brasil S/A
          Industria e Comerco and OSRAM de Brazil Compantia de
          Lampadas Eletricas for the supply of bulbs and tubes
          ("the Brazilian Glass Contract") ...................... 20
     SECTION 3.5 Equipment for the Double Twin Compact
          Fluorescent Line at Shipley, United Kingdom ........... 21

ARTICLE IV

CONTINUATION OF SUPPLY ARRANGEMENTS FOR FINISHED LAMPS
   BETWEEN OSRAM, NAL AND IL

     SECTION 4.1 Scope of Article IV ............................ 21
     SECTION 4.2 Long-term Supply and Purchase Contracts ........ 21
     SECTION 4.3 Terms and Conditions ........................... 22

ARTICLE V

SUPPLY OF MANUFACTURING APPARATUS

ARTICLE VI

     SECTION 5.1   Governing Law .................................  33
     SECTION 5.2   Arbitration ...................................  33
     SECTION 5.3   Amendments ....................................  33
     SECTION 5.4   Assignment ....................................  34
     SECTION 5.5   Notices .......................................  34
     SECTION 5.6   Waiver ........................................  35
     SECTION 5.7   Severability ..................................  35
     SECTION 5.8   Entire Agreement ..............................  36
     SECTION 5.9   Counterparts ..................................  36
     SECTION 5.10  Headings ......................................  36
     SECTION 5.11  Confidentiality ...............................  36
     SECTION 5.12  U.N. Convention ...............................  36
     SECTION 5.13  Inconsistent terms ............................  36

                    FRAMEWORK AGREEMENT FOR SUPPLY CONTRACTS

This Framework Agreement for supply contracts is made on the 29th day of January, 1993, between OSRAM GmbH, a company incorporated in Munich, Germany, with a principal place of business at Hellabrunner Strasse 1 D-8000, Munich 90, Germany ("OSRAM") and EDIL International Lighting B.V., a private limited liability company (beslotenvensootschap met beperlcte aansparkelijkheid) incorporated under the laws of the Netherlands and established in Amsterdam, the Netherlands, whose registered office is at Appollolaan 171, 1077 A.S, Amsterdam, The Netherlands ("EDIL").

Whereas, Siemens Aktiengesellschaft, ("Siemens") OSRAM, EDIL, and Citicorp Capital Investors Europe Limited entered into a Master Agreement on August 6th 1992 whereby EDIL and OSRAM agreed to procure that the relevant members of their respective groups enter into supply agreements corresponding to the terms set forth in Supply Agreement Term Sheets attached in form to be aforesaid Master Agreement.

Whereas, certain existing supply arrangements between OSRAM GmbH, NAL and IL are to be continued.

Whereas, within twelve months of Closing, the parties shall, in good faith, negotiate long-term supply agreements in respect of the most significant Lamp Materials and Lamps to be supplied by OSRAM Group to EDIL Group and by EDIL Group to OSRAM Group Provided that unless and until such long-term supply agreements are concluded, Lamp Materials and Lamps shall be supplied by OSRAM Group to EDIL Group, and by EDIL Group to OSRAM Group on the terms and conditions of this Framework Agreement.

Therefore, the Parties hereto agree, for themselves and for and on behalf of their respective Subsidiaries, as follows:

                                   ARTICLE I

1.   Definitions

     For the purposes of this Agreement, the following terms shall have the meanings set forth below:

     "Accessories" means any device designed or adapted for mounting or supporting Lamps or for controlling the light thereof, together with parts, materials and components for such devices, other than fixtures.

     "Best Efforts" means serious and reasonable endeavours but not including any unreasonable act or money payment.

     "Buying Party" means in respect of each transaction hereunder either the member of the EDIL Group which is purchasing Lamp Materials or Lamps from a member of the OSRAM Group OR the member of the OSRAM Group which is purchasing Lamp Materials or Lamps from a member of the EDIL Group.

     "Buying Party Group" means whichever of the OSRAM Group or EDIL Group the Buying Party belongs.

     "Calendar Quarter Start Day" means either 1st January, 1st April, 1st July or 1st October.

     "Closing" means "Initial Closing" as defined in the IL Purchase Agreements and "Closing" as defined in the NAL Purchase Agreements.

     "Europe" means Portugal, Spain, Republic of Ireland, France, United Kingdom, Germany, Italy, Belgium, Luxenbourg, the Netherlands, Denmark, Greece, Sweden, Norway, Switzerland, Austria, Finland, Liechtenstein, Poland, Hungary, Czech Republic, Rumania, Cyprus, Malta, Turkey, Yugoslavia (as formerly constituted (including Croatia, Bosnia Herc), Macedonia, Albania, Slovenia, Bulgaria, Russia, Ukraine and all other former members of the Soviet Union (including the members of the CIS and Baltic states).

     "EDIL Group" means EDIL and any Subsidiaries of EDIL (including IL).

     "IL" means that part of GTE Electrical Products Group lighting business (principally excluding North America) purchased by EDIL pursuant to the terms and conditions of the IL Purchase Agreements.

     "IL Purchase Agreements" means the Amended and Restated Stock Purchase Agreement and the related agreements for the sale and purchase of IL between EDIL and GTE Corporation, GTE Products of Connecticut Corporation and GTE International Incorporated dated 6th August 1992, as amended and restated by the IL Supplemental Stock Purchase Agreement and Amended and Restated IL Intellectual Property Non-competition, Environmental and Assurance Agreements dated 29th January 1993.

     "Lamps" means any device which in operation emits ultraviolet, visible and/or infra-red radiation of between 100 angstroms and 1,000,000 angstroms in wavelength, including, without limitation, incandescent lamps, photoflash products (including photoflash lamps), fluorescent lamps (including sub-miniature fluorescent lamps), high intensity discharge lamps, and other gaseous discharge lamps but shall not include devices designed primarily for display of variable images, or for light storage or intensification or conversion or for processing information bearing signals or infra-red radiators and other heating devices which do not operate in a hermetically sealed container or which are provided with a sealed metal envelope, unless such infra-red radiators and other heating devices are designed for use in connection with Lamps, Lamp Parts, Accessories or Power Sources.

     "Lamp Competitor" means any corporation (together with its Subsidiaries) (excluding Siemens and its Subsidiaries) which during the calendar year immediately preceding the relevant date of the determination of its status as a Lamp Competitor manufactured Lamps and had aggregate worldwide sales of Lamps, Lamp Parts, Accessories and Power Sources exceeding:

     (i) in the case of corporations and their Subsidiaries whose ultimate holding company is incorporated in Japan, Taiwan, Singapore, North Korea, South Korea or China, twenty million United States dollars (US$20,000,000); and

     (ii) in the case of any other corporation and their Subsidiaries, fifty million United States dollars (US$50,000,000).

     "Lamp Materials" means all or any of Lamp Parts, Accessories, Power Sources, globottles and starters;

     "Lamp Parts" means all of the components, materials and parts from which Lamps are assembled and the materials used in the production of such components and parts.

     "NAL" means that part of GTE Electrical Products Group lighting business (principally the North American business) purchased by OSRAM Acquisition Corporation pursuant to the terms and conditions of the NAL Purchase Agreements.

     "NAL Purchase Agreements" means the stock purchase agreement and the asset purchase agreement for the sale and purchase of NAL between OSRAM Acquisition Corporation and Siemens Corporation and GTE Corporation. GTE Products of Connecticut Corporation and GTE International Incorporated dated 6th August 1992.

     "North America" means the United States of America and Canada.

     "OSRAM" means OSRAM GmbH and its Subsidiaries (including NAL and its Subsidiaries) and any successors thereto in the lamp and lighting business or Persons within the Siemens Group who after the date hereof carry out any of the Lamp, Lamp Part, Accessory, Power Source or Manufacturing Apparatus research and development, production engineering, manufacturing activities and other operations and business currently conducted by OSRAM and any of its Subsidiaries (including NAL and its Subsidiaries).

     "Person" means an association, a corporation, an individual, a partnership, a university, and bank, a trust, or any other entity or organisation.

     "Power Sources" means apparatus having an operating frequency (including carrier or modulation frequencies) between 0 hertz and 500 megahertz (including starting, operating or control circuits)for energising and operating Lamps, together with parts and components for such apparatus.

     "Preferred Supplier" means that the parties hereto shall purchase Lamp Materials and Lamps from each other in preference to other suppliers. Provided that the terms on which such Lamp Materials or Lamps and Similar Products are offered (including, without limitation, price, quantity, delivery terms, specification and quality) are at least equal to the terms offered by other suppliers of such Lamp Materials or Lamps or Similar Products.

     "Research and Development and Engineering Support Agreement" means the Research and Development and Engineering Support Agreement between OSRAM GmbH and EDIL entered into at Closing.

     "Selling Party" means in respect of each transaction hereunder either the member of the OSRAM Group which is obliged to supply Lamp Materials or Lamps to a member of the EDIL GROUP OR the member of the EDIL Group which is obliged to supply Lamp Materials or Lamps to a member of the OSRAM Group.

     "Selling Party Group" means whichever of the OSRAM Group or EDIL Group the Selling Party belongs.

     "Signing" means August 6, 1992.

     "Similar Product" means, in relation to a Lamp, Lamp Part, Accessory or Power Source, a product which is of the same or similar type which means that it is not materially different from such Lamp, Lamp Part, Accessory or Power Source.

     "Subsidiaries" means with respect to any Person, any other Person in which such Person has a direct or indirect voting equity or voting ownership interest in excess of 50% or is entitled to vote for the election of the majority of directors or persons performing similar functions in such Person.


                                   ARTICLE II

         SUPPLY OF LAMP MATERIALS BY OSRAM TO EDIL AND BY EDIL TO OSRAM

SECTION 2.1  Scope of Article II

Subject to Section 2.2 below, this Article II sets out the terms and conditions upon which Lamp Materials which were supplied by NAL to IL, and by IL to NAL, in the twelve (12) months prior to Closing (including those types of Lamp Materials listed in the attached parts I and II of Schedule A) or Similar Products shall be supplied by OSRAM Group to EDIL Group, and by EDIL Group to OSRAM Group, for the period set out in Section 2.3k) in respect of UV Phosphors and for a period until 31 December 2003 following Closing for all other Lamp Materials.

For the avoidance of doubt, the terms on which Lamp Materials are to be supplied pursuant to this Article II shall not apply to Lamp Materials to be supplied pursuant to supply agreements referred to in Article III which, save as amended in Article III, shall continue on their terms.


SECTION 2.2  Long-term Supply Agreements

a) Within twelve (12) months of Closing the parties shall, in good faith, negotiate long-term supply agreements for the most significant Lamp Materials to be supplied by OSRAM Group to EDIL Group, and by EDIL Group to OSRAM Group hereunder which agreements shall unless otherwise agreed incorporate the terms and conditions set out in Section 2.3 and provide for a commitment to purchase on the part of the purchaser (including minimum quantities where appropriate) and fixed prices for such Lamp Materials calculated in accordance with Section 2.3 c).

b) In the event that the parties agree and sign a long-term supply agreement for a Lamp Material(s), the terms on which such Lamp Material(s) shall be supplied thereafter will be as set out in such long-term supply agreement and, for the avoidance of doubt, the terms of this Framework Agreement shall thenceforth not apply to the supply of such Lamp Materials.

c) Notwithstanding the above, the parties shall be committed to supply or procure the supply of Lamp Materials to the other party and its Subsidiaries pursuant to its commitment in Section 2.3 a) unless and until the parties agree that such commitment is replaced in respect of certain Lamp Materials by a long term supply agreement.

SECTION 2.3. Terms and Conditions

a)   Supply Commitments

     OSRAM hereby agrees to itself and to procure that relevant members of the OSRAM Group shall supply Lamp Materials (excluding Lamp Materials for sale as lamp parts for, or for use in, motor vehicle lamps) which were supplied by NAL to IL in the twelve months prior to Closing or Similar Products to EDIL Group on the terms and conditions set out below, and EDIL hereby agrees to itself and to procure that relevant members of the EDIL Group shall supply starters and globottles which are supplied by IL to NAL in the twelve months prior to Closing or Similar Products to OSRAM Group on the terms and conditions set out below.

     For the avoidance of doubt, neither party shall be obliged to purchase Lamp Materials from the other, other than in accordance with the rolling forecast and firm orders mechanism set out in sub-section 2.3 e) below, save that for the first 12 months following Closing, OSRAM Group and EDIL Group shall be each other's Preferred Supplier of Lamp Materials or Similar Products with NAL and IL supplied to each other in the 12 months prior to Closing.

b)   Duration

     OSRAM and EDIL's respective supply commitments hereunder shall commence on the date of Closing and shall continue for the period set out in Section 2.3k in respect of UV Phosphors and in respect of all other Lamp Materials for a period of ____________ from Closing and such commitments shall not be terminated prior to such date unless the parties shall have mutually agreed in writing.

c)   Prices

     1) The prices for Lamp Materials or Similar Products to be supplied hereunder shall be the prices charged by NAL to IL and by IL to NAL prior to Closing (unless such prices have been increased since Signing by an amount in excess of what can be justified under paragraph 2 below in which case the prices shall be those charged prior to the Signing) for the period of one year following the date of Closing and thereafter unless and until such prices have been charged pursuant to this section 2.3 c). The parties currently believe that such prices are correctly set out in Parts I and II of Schedule A.

     2) Following the first anniversary of this Agreement and upon the provision of six months' notice to the Buying Party, the Selling Party may only change the prices for the Lamp Materials supplied hereunder (see Parts I and II of Schedule A) if such change can be justified by the Selling Party by reference to a corresponding change
          (a) in the Selling Party's cost of labour, materials or energy used in the production of such Lamp Materials; (b) in the reasonable costs of environmental protection measures undertaken by the Selling Party in connection with the facilities used in the production of such Lamp Materials; (c) in the Selling Party's productivity in connection with such Lamp Materials; and (d) in the cost of transportation of such Lamp Materials from the Selling Party to the relevant port or Buying Party facility where delivery is FOB, FAS, CIF or C&F (INCOTERMS
          1990).

     3) Notwithstanding the above, the parties each undertake that the price charged by it or any of its Subsidiaries for a Lamp Material supplied to the other party and its Subsidiaries hereunder shall not on average exceed the price charged by it or its Subsidiaries to other manufacturers (including original lighting manufacturers) for such Lamp Material at arm's length in the ordinary course of business having regard to quantity, quality, delivery, payment and transportation terms.

d)   Payment Terms

     The payment terms for the supply of Lamp materials the subject of this Article shall be the same as applied between NAL and IL prior to Closing (believed to be correctly set out in Parts I and II of Schedule A). The date of invoice shall be the date of shipment or any date thereafter. The method of payment shall be as the Selling Party shall reasonably specify from time to time.

e)   Rolling Forecasts and Firm Orders

     The parties shall implement the following forecasts and firm orders mechanism:

     1) For the period from Closing to July 1st 1993, the parties will have placed legally binding firm orders for Lamp Materials with each other as set out in Part I of Schedule B and it is agreed that such orders will be fulfilled in accordance with the terms of such orders as set out in Part I of Schedule B.

     2) The Buying Party shall within two weeks of Closing submit to the Selling Party in writing its bona fide estimate of its requirements for Lamp Materials for the 12 month period commencing on 1st April 1993 and shall thereafter submit, at least six weeks before each Calendar Quarter Start Day, its bona fide best estimate of its requirements for Lamp Materials for the twelve commencing months on such Calendar Quarter Start Day.

     3) Each such twelve month estimate shall show the Buying Party's anticipated requirements in the first and second calendar quarters separately (broken down by month) and the third and forth calendar quarters together.

     4) At the same time as the aforesaid twelve month estimate is submitted to the Selling Party (except the first such estimate), the Buying Party shall procure that it and its Subsidiaries submit legally binding firm orders to the Selling Party for Lamp Materials for the first quarter (the "Committed Quarter") of such estimate. All such firm orders shall be sent to the Selling Party's head office in the country from where Lamp Materials are to be supplied and a copy of orders and acceptances shall be sent to the parties' nominated representatives.

     5) The Buying Party's actual requirements for each Lamp Material in the Committed Quarter shall not vary by more than 10 per cent from the previous forecast for such quarter unless, after the Buying Party had submitted its forecast for such quarter, the Selling Party has altered the terms on which such Lamp Material(s) will be supplied.

     6) Subject to sub-section 2.3f) below, OSRAM shall ensure that the relevant member of the OSRAM Group shall accept EDIL Group's orders for the Committed Quarter and that such relevant member of the OSRAM Group shall confirm receipt and acceptance of EDIL Group's orders in writing within 14 days of receipt.

     7) Subject to sub-section 2.3f below, EDIL shall ensure that the relevant member of the EDIL Group shall accept OSRAM Group's orders for the Committed Quarter and that such relevant member of the EDIL Group shall confirm receipt and acceptance of OSRAM Group orders in writing within 14 days of receipt.

     8) OSRAM and EDIL shall each nominate a representative to manage this rolling forecast and firm orders procedure. Such nominated representatives shall act as the point of first contact in the event of supply difficulties and shall, in good faith, seek to resolve any disputes which may arise. Any dispute relating to this rolling forecast and firm orders procedure which cannot be resolved by the nominated representatives shall be referred to a senior executive of each of the parties, currently Mr. Swaanen for EDIL Group and Mr. Waaser for OSRAM Group. Either party shall give the other at least 14 days' notice of any change in its nominees from time to time.

f)   Quantity

     Subject to sub-section 2.3 q) below, OSRAM hereby agrees to itself and to procure that OSRAM Group supply to EDIL Group all its requirements for each Lamp Material of the type supplied by NAL to IL in the twelve months prior to Closing or Similar Products thereto in the quantities ordered by EDIL Group pursuant to sub-section 2.3 e) above and EDIL hereby agrees to supply

     OSRAM Group with all its requirements for globottles and starters in the quantities ordered by OSRAM Group pursuant to sub-section 2.3 e) above Provided that in the event that the Selling Party notifies the Buying Party on 6 months notice that Supplying Party has no capacity to manufacture Lamp Materials or Similar Products or within 14 days of such firm order that there is a reasonable shortage in production of such Lamp Material, then the Selling Party shall only be obliged to supply to the Buying Party the Lamp Material ordered for any quarter up to the greater of:

     1) the quantity of such Lamp Material or Similar Product supplied by the Selling Party's Group to the Buying Party's Group in the relevant quarter of the twelve month period prior to Closing or such date; or

     2) a pro-rata share of the Selling Party's Group total available supplies of such Lamp Material having regard to the Buying Party's Group orders or purchases of such Lamp Material or Similar Product from the Selling Party's Group and the purchases of such Lamp Material or Similar Product by other customers of the Selling Party Group in the relevant quarter of the twelve month period prior to Closing or such date, and for the purposes of this sub-section f), where the Selling Party or Buying Party is a member of the OSRAM Group, supplies to or from NAL or for OSRAM Group's own use shall be included in such calculation, and where the Selling Party or Buying Party is a member of the EDIL Group, supplies to or from IL or for EDIL Group's own use shall be included in such calculation.

g)   Short Orders

     1) In addition to the rolling forecasts and firm orders procedure set out in sub-section e) above, and the supply obligations set out in sub-section f) above, the Buying Party may from time to time order Lamp Materials from the Selling Party to meet its unanticipated requirements for such Lamp Materials.

     2) The Selling Party shall supply such Lamp Materials within 14 days of receipt of the Buying Party's order in respect of any Lamp Materials which are in the Selling Party Groups stock and not assigned to any customer or to the Selling Party's own factories at the time of order and the relevant party hereto agrees to use reasonable efforts in all other circumstances to manufacture and deliver such Lamp Materials to the Buying Party as soon as possible.

h)   Quality

      The quality of the Lamp Materials to be supplied by OSRAM Group or EDIL Group to members of the other party's group pursuant to this Article II shall equal the quality of such Lamp Materials supplied by OSRAM Group or EDIL Group (as appropriate) to its own lamp manufacturing facilities or, if not so supplied, the quality of similar lamp materials supplied to its own lamp manufacturing facilities.

i)   Amendment of Terms

     1) The Selling Party may not amend specifications of Lamp Materials the bulk of the Buying Party's requirements for which are purchased at the time of such proposed amendment from the Selling Party and which will affect the Buying Party's production of Lamps incorporating such Lamp Materials, unless the Buying Party shall have consented in writing to such amendments (such consent not to be unreasonably withheld).

     2) The Buying Party may from time to time with 6 month's prior written notice require the Selling Party to reasonably amend the specifications of Lamp Materials and the relevant party hereto shall ensure that the Selling Party shall comply with such request unless in the Selling Party's sole discretion said amendment has an adverse affect on the Selling Party's production costs or schedule or manufacturing process. In the event that the Selling Party amends the specifications of a Lamp Material at the Buying Party's request, the Selling Party may alter the price or schedule at which such Lamp Material is supplied to the Buying Party to reflect any additional production expenses or time delays reasonably caused to the Selling Party as a result of such amendment.

     3) The Selling Party may only amend terms relating to the availability of Lamp Materials in the event that the Selling Party Group permanently ceases production of such Lamp Materials or Similar Products and the Buying Party Group has been given six months' notice of such change.

     4)   The Selling Party may only amend terms relating to quality if:

          a) the same amendments have been made to the terms on which Lamp Materials are supplied to the Selling Party's Group own lamp manufacturing facilities; and

          b) the Buying Party's Group has been given six months' notice of such change.

j)   Assignment

Without prejudice to OSRAM's commitment to supply Lamp Materials to EDIL Group, in the event of a sale by EDIL or any of its Subsidiaries of a company or of the whole or part of its business from time to time to any Person OSRAM shall enter into a new supply contract for the duration of the unexpired term of this Agreement at such time with the purchaser of such company or business on the same terms as set out in this Article II in respect of the type of Lamp Materials purchased by such company or business at the time of such sale (including as to price, quantity, quality, delivery and payment terms.)

K)   Exclusivity

     1) Except as provided in sub-section 2) and 3) below, the Selling Party shall supply Lamp Materials to the Buying Party hereunder on a non-exclusive basis.

     2) For a period of 7 years OSRAM hereby appoint the EDIL Group as the OSRAM Group's exclusive distributor in Europe for suntanning and therapeutic Lamps manufactured using UV phosphors (including UV phosphors set out in paragraph 3 below) manufactured and/or supplied by NAL and OSRAM shall not and shall ensure that no member of the OSRAM Group shall itself distribute or appoint any third party to distribute suntanning and therapeutic Lamps in Europe which incorporate UV phosphors manufactured and/or supplied by NAL. For the avoidance of doubt OSRAM amy source UV phosphors from third parties or manufacture such UV phosphors by itself but OSRAM shall not be entitled to source UV phosphors from NAL.

     3) Without prejudice to the above, for the duration of the supply contract dated March 12th 1992 and amended July 8th 1992 between GTE Licht GmbH and Kosmedico Kosmetische und Medizmische Lampan GmbH, however, in no case longer than until December 31 2001 OSRAM shall procure that OSRAM Group shall supply to EDIL Group on an exclusive basis in Europe the following phosphors (currently) manufactured in Towanda

          Pennsylvania) for use by EDIL Group in the manufacture of sun-tanning and therapeutic lamps and the sale of such lamps in Europe through the aforesaid distributor:

          UV Phosphor No. 2090
          UV Phosphor No. 2091
          UV Phosphor No. GS 2011
          UV Phosphor No. 2093
          UV Phosphor No. 2094
          UV Phosphor No. 2096
          UV Phosphor No. 2097

     For the duration of the aforesaid contract OSRAM shall not and shall ensure that no member of the OSRAM Group shall manufacture or supply sun-tanning or therapeutic Lamps incorporating the aforesaid phosphors in Europe, and shall ensure that no member of the OSRAM Group shall supply such phosphors for use by third parties in the manufacture of sun-tanning or therapeutic Lamps for sale in Europe provided that EDIL Group purchase from OSRAM Group a minimum quantity of the aforesaid phosphors needed for the manufacture of two and a half (2.5) million items in the first and subsequent years of this Agreement.

l)   Delivery

     1) Lamp Materials shall be delivered on the terms set out in Parts I and II of Schedule A and for the avoidance of doubt any terms used shall be INCOTERMS 1990.

     2) In the event that the Selling Party fails to deliver Lamp Materials to the Buying Party in the week stipulated by the Buying Party, the Selling Party shall use all reasonable efforts to deliver such Lamp Materials to the Buying Party as soon as practicable thereafter.

m)   Warranty

     1) The parties each undertake that it and the relevant members of the Selling Party Group shall in respect of Lamp Materials supplied by it and/or its Subsidiaries to a member of the Buying Party Group warrant such Lamp Materials shall (a) be free from defects in material and workmanship; (b) comply with the agreed functional and performance specifications for that type of Lamp Material; and (c) equal the quality of the same or similar type of Lamp Materials supplied to the Selling Party Group's own manufacturing facilities.

          Except as set out above, there are no other warranties express or implied, including the warranties of merchantability and of fitness for a particular purpose with respect to the Lamp Materials to be supplied under this Article.

     2) The Buying Party may within thirty days of the date of delivery, reject delivered Lamp Materials which do not comply with the above warranty by notifying the Selling Party in writing and the Selling Party shall, at the Buying Party's option, either replace such Lamp Materials within thirty days from the date of the Buying Party's notice of rejection or issue a credit note for the respective invoice amount and freight. The Selling Party shall be responsible for the costs of re-transportation of rejected Lamp Materials back to the Selling Party and delivery by air freight (if reasonably required by the Buying Party) of any replacement Lamp Materials and, if necessary, in order to effect such replacement as soon as possible the Selling Party Group shall reschedule production and do everything in its power to give the re-supply of Lamp Materials to the Buying Party the highest priority.

     3) The Selling Party shall not be liable for consequential, indirect, special or incidental damages.

n)   Taxes

     Prices for Lamp Materials listed in Schedule A are exclusive of all taxes, tariffs, duties and other charges whatsoever unless otherwise stated in Schedule A.

o)   Patents

     1) Each party hereby warrants and represents to the best of its knowledge and belief that the sale or use of Lamp Materials supplied by it or any of its Subsidiaries to the Buying Party Group hereunder shall not infringe the patent or other intellectual property rights of a third party, and such party shall notify the Buying Party (in the form of a patent infringement study to the extent available and to be kept strictly confidential) of the existence or possibility of the use or sale of such Lamp Material (whether as part of a

          Lamp or otherwise) infringing the patent or other intellectual property rights of a third party.

     2) Each party hereby undertakes to indemnify and hold harmless the other party and its Subsidiaries from and against any and all losses, damages or expenses, suffered or incurred by such other party and its Subsidiaries arising from any claim by a third party that the use or sale of Lamp Materials (whether as part of a Lamp or otherwise) supplied by it or any of its Subsidiaries infringes such third parties patents or other intellectual property rights.

     3) Where a Lamp Material has been supplied to the Buying Party, and the Buying Party's use or sale of such Lamp Material would constitute or has constituted an infringement of the patent or other intellectual property rights of a third party, the Selling Party shall issue a credit note in return for such Lamp Materials equal to the respective invoice amount for such Lamp Material and costs of freight.

     4) Neither party shall be liable to the other party for consequential, indirect, special or incidental damages.

     5) Neither party shall be obliged to deliver Lamp Materials to the other party in the event that it reasonably considers that the sale or use of such Lamp Materials would infringe the patent or other intellectual property rights of a third party.

p)   Labelling and Packaging

     1) The Lamp Materials (including packaging supplied hereunder) shall bear such trade marks as the Buying Party may request. Such application of the Buying Party's requested trade marks is made at the sole and exclusive risk of the Buying Party regarding the validity or infringement of any trade mark or other intellectual property right and the Buying Party expressly undertakes to indemnify and hold the Selling Party harmless from and against any and all claims, damages or expenses which may arise by reason of applying trade marks, labels or inscriptions to Lamp Materials at the instruction of the Buying Party.

     2) The interior and exterior packaging of Lamp Materials supplied by the Selling Party to the Buying Party under this Article II shall be the packaging existing at the date of

          Closing, and any changes thereto which will or are likely to adversely affect the Buying Party, require the Buying Party's prior written consent, such consent not to be unreasonably withheld.

     3) The labeling of Lamp Materials supplied by the Selling Party to the Buying Party under this Article II shall be the labeling existing at the date of Closing (except that the use of the trade mark "GTE" shall be phased out) and any changes thereto require the Buying Party's prior written consent, such consent not to be unreasonably withheld.

     4) Any costs incurred by the Selling Party in making changes to the packaging and labelling of Lamp Materials requested by the Buying Party shall be for the Buying Party's account, except any changes required as a consequence of the IL Purchase Agreements. All other changes to labelling and packaging (including all costs connected with removing the "GTE" and other trade marks associated with GTE Corporation and its Subsidiaries) shall be made at the Selling Party's cost and shall not increase the price of Lamp Materials supplied hereunder.


q)   Force Majeure

     The Selling Party shall not be liable for failure to fulfil the orders of the Buying Party where such failure or delay is due to force majeure including, without limitation, fire; act of God; acts, restrictions or failure to act of any government authority, domestic or foreign; strikes or labour disputes; equipment failure; shortages of materials in the market which were unforeseeable and which a prudent manufacturing company could not reasonably have avoided; war or civil commotion; delays in transportation or any other cause beyond its reasonable control, Provided, however, that in such event the Selling Party shall use reasonable efforts to fulfil the Buying Party's orders insofar as practicable and shall at least supply to the Buying Party the quantity of Lamp Materials or Similar Products equal to the percentage of the Selling Party's capacity to supply such Lamp Materials at that time, such percentage to be determined by the ratio of the Buying Party's firm orders to the Selling Party's sales to all its customers and its own use of such Lamp Material, for the twelve (12) month period preceding the force majeure event, for the duration of the event constituting force majeure.

4)   CONFIDENTIALITY

     The parties undertake to, and shall procure that their respective Subsidiaries shall hold, so far as reasonably possible, the terms of any supply arrangement to which this Article is applicable in confidence. Neither EDIL nor OSRAM nor their respective Subsidiaries shall make any reference to the origin of Lamp Materials supplied hereunder in their sales promotion.

5)   MINOR PRODUCT LINES

     The parties shall within 12 months of Closing consider the continued viability and practicality of each party supplying the other with small quantities of Lamp Materials and in the event that the parties agree that the Selling Party's costs of manufacturing such small quantities outweigh the commercial benefits to the Buying Party of being supplied the same on the terms and conditions set out herein then the Selling Party's obligations to supply the Buying Party with such type of Lamp Materials hereunder may be terminated by agreement.

SECTION 2.4 EQUAL TREATMENT

     1) Upon request by EDIL, OSRAM agrees to authorise and consent to third party suppliers using OSRAM Group's intellectual property rights, tooling and manufacturing apparatus to make and sell Lamp Materials (which are the same as or similar to those supplied by such third party to OSRAM Group) to EDIL Group on the same terms and conditions as OSRAM Group receives the same Provided that where OSRAM Group has financed the tooling or manufacturing apparatus used by a third party, the price charged to EDIL Group may reflect the cost of the OSRAM Group investment.

     2) OSRAM shall use its Best Efforts to ensure that any future joint venture between OSRAM or any member of the OSRAM Group and a third party agrees to supply Lamp Materials to EDIL Group on favourable terms (including price) in a manner similar to that in which IL is currently supplied with Lamp Materials from Eurospace maatschappij voor fabricage en verkoop van gloeilam penonderdelen ("EMGO") including, but without limitation, the price which shall be the same price as that paid by the shareholders plus three and a half percent. Provided that EDIL Group undertakes to purchase the bulk of its requirements from the said joint venture.

                                  ARTICLE III

CONTINUATION OF CERTAIN SUPPLY AGREEMENTS BETWEEN OSRAM GROUP AND IL

SECTION 3.1 LYNX-L COMPACT FLOURESCENT LAMPS

The parties hereto shall, within 2 months of Closing, procure that the first paragraph of Section 11.1 of the Supply Agreement between OSRAM GmbH and GTE Sylvania S.A. dated March 31, 1992, regarding the supply of Lynx-L Compact Flourescent Lamps shall be amended to read as follows:

"The Agreement comes into force on January 1, 1992, and will remain in full force and effect until December 31, 1996, when it shall automatically terminate unless otherwise agreed upon by the parties in writing."

SECTION 3.2 SUPPLY AGREEMENT FOR BULBS BETWEEN GTE SYLVANIA S.A. AND EMGO

a) EDIL will promptly approach Europese maatschappij voor fabricage en verkoop van gloeilampenonderdelen of Lommel, Belgium ("EMGO") and propose the amendment of the existing supply agreement dated December 6, 1982, between GTE Sylvania S.A. and EMGO on the following terms:

     1) the term of the agreement shall be extended for ten years after signing;

     2) a firm order for 120 million light bulbs for the first year is to be given by EDIL on behalf of its Subsidiaries, and thereafter EDIL is to acquire the bulk of its European light bulb requirements from EMGO;

     3) the price to be charged to EDIL Group is to be 3 1/2% above the price charged for such light bulbs by EMGO to EMGO's shareholders, with GTE Sylvania S.A. to have the right to verify such price through audits.

b) OSRAM will itself and procure that its trustees recommend to its joint venture partner in EMGO that EMGO accept a proposal made by EDIL in accordance with the terms set forth in the foregoing subparagraphs.

SECTION 3.3 The supply agreement between OSRAM GmbH and SABA Schwarzwalder Apparate-Bau-Anstalt August Schwer Sohne GmbH ("GTE Licht") dated November 11, 1978, for the supply of glass for fluorescent lamps ("German Glass Contract").

a) The parties hereby agree that the German Glass Contract shall be amended as follows:

     1)   Add the following recitals:

          WHEREAS pursuant to Heads of Agreement dated 6 June 1992 and a Master Agreement between Siemens Aktiengesellschaft, OSRAM GmbH ("OSRAM"), Citicorp Capital Investors Europe Limited and Edil International Lighting B.V. ("Edil") dated 6 August 1992 Edil agreed to purchase the International Lighting Division including GTE Licht GmbH ("GTE" Licht") from GTE Corporation and GTE International Incorporated on condition, inter alia, that OSRAM agree to continue to supply GTE Licht or its successors with glass and such party agrees to source glass for flourescent lamps on the terms of the agreement between OSRAM and GTE Licht originally concluded on 30 October 1978 as amended by an amendment dated 19 February 1985 (the "Agreement") for as long as the Erlangen plant continues its production of fluorescent lamps.

          AND WHEREAS the parties to this Agreement wish to amend the Agreement to ensure that OSRAM will supply and GTE Licht or its successors will source the same glass for fluorescent lamps on the terms of the Agreement for as long as the Erlangen plant continues its production of fluorescent lamps.

          It is now hereby agreed that:

     2)   Clause 1 (last paragraph) to be amended to read as follows:

          "OSRAM undertakes to orientate its capacity at its plant at Augsburg such that all the requirements of GTE Licht, as projected twelve months in advance, can be met. The foregoing is subject to the reservation that the obligation of OSRAM to supply all GTE

          Licht requirements shall not extend beyond 90 million units per annum. Notwithstanding such capacity limitation, in the event that the OSRAM Group extends the capacity for such glass at such plant or at any other OSRAM Group plant in the future OSRAM hereby agree to favourably consider an increase in supplies beyond 90 million units per annum to GTE Licht on the same terms and conditions of this Agreement.

     3)   Clause 14 to be replaced by the following clause:

          "Clause 14 Term of Agreement, Termination

          This Agreement shall run indefinitely. It will terminate, however, if the production of bulbs for linear and ring lamps at the Erlangen plant of GTE Licht is finally discontinued. It may also be terminated by either party by giving at least 24 months' notice to the end of the calendar year in writing to the other party, such termination, however, not to take effect before 31 December 2005.

          The right to terminate the Agreement for good cause remains unaffected by the above."

     4)   New Clause 14A Assignment to include the following right:

          GTE Licht may at any time assign all its rights and obligations under this Agreement to EDIL International Lighting B.V. or any of its Subsidiaries from time to time and OSRAM hereby assents to such assignments.

b) The parties hereby agree that if the German Glass Contract is terminated by OSRAM for any reason whatsoever except for a material breach by GTE Light thereunder OSRAM shall immediatetely enter into a new agreement for the supply of glass for fluorescent lamps on the same terms as the German Glass Contract (as amended herein), save that the term of the renewed agreement shall be for so long as the Erlangen plant continues production of fluorescent lamps of, if less, 15 years.

c) EDIL may, at any time, assign the right to require OSRAM to enter into a new agreement pursuant to subparagraph 3.3 b) above to any of its Subsidiaries from time to time, and OSRAM hereby assents to such assignment. Furthermore, EDIL may assign such right and the German Glass Contract or any replacement thereof to the purchaser of a portion of whole of

     EDIL's business making use of the light bulbs delivered or to be delivered thereunder Provided the the purchaser of such business is not a Lamp Competitor.

SECTION 3.4 The Supply Agreement between GTE do Brasil S/A Industria e Comerco and OSRAM do Brasil Compantia de Limpadas Eletricas for the supply of bulbs and tubes ("the Brazilian Glass Contract").

a) The parties hereby agree that the Brazilian Glass Contract shall be amended to effect the following agreement:

     1) Extend the term of the Brazilian Glass Contract from 31st December 1996 to the 31st December 2000;

     2) From the 1st January 1997 until 31st December 2000 OSRAM shall purchase all its requirements for glass (of the type currently purchased from IL) for its Brazilian lamp and lighting manufacturing operations from the Brazilian glass manufacturing facility currently operated by GTE do Brasil S/A Industria e Comerco ("Brazil Glass Facility") (excluding those quantities of glass which it is obliged to purchase from GE or Vitroarma under and for the period of glass contracts in force with such parties as at Closing) except for the period and/or to the extent that EDIL notify OSRAM (on 12 month's notice) that such Brazil Glass Facility has no further capacity to meet all of OSRAM's requirements in which case OSRAM may purchase such quantities of glass that the Brazil Glass Facility cannot supply for that period from elsewhere. EDIL shall for this period procure that glass supplied under the Brazilian Glass Contract is continued to be supplied on competitive terms.

b) OSRAM hereby consents to the assignment of the Brazilian Glass Contract to EDIL or any of its Subsidiaries and to assignments within the EDIL Group and OSRAM also agrees for and on behalf of its Subsidiaries to waive any right that it or any of its Subsidiaries may have to terminate the Brazilian Glass Contract pursuant to Clause 16 of the Brazilian Glass Contract. Osram continues to be entitled to terminate the Brazilian Glass Contract for material breach.

SECTION 3.5 Equipment for the Double Twin Compact Flourescent Line at Shipley, United Kingdom

a) OSRAM agrees to sell EDIL the equipment necessary for the completion of the double twin compact fluorescent line at EDIL's facility at Shipley, United Kingdom (the "Shipley Line") on favourable terms, but in no event at a price which is less than OSRAM's costs for such equipment.

b) OSRAM shall fulfill orders for equipment for the Shipley Line that are outstanding as of Signing on the terms agreed upon by the relevant parties at the time such orders were placed.



                           --------------------------



                                   ARTICLE IV


             CONTINUATION OF SUPPLY ARRANGEMENTS FOR FINISHED LAMPS
                           BETWEEN OSRAM, NAL AND IL


SECTION 4.1 Scope of Article IV


Subject to Section 4.3 below, this Article IV sets out the terms and conditions upon which Lamps which were supplied by NAL to IL, by IL to NAL, by OSRAM Group to IL and by IL to OSRAM Group in the twelve (12) months prior to Closing or Similar Products, and Lamps which, although not supplied, were available to be supplied by NAL to IL during such period as listed in Schedule D, shall be supplied by OSRAM Group to EDIL Group, and by EDIL Group to OSRAM Group, for the period set out in section 4.31 in respect of the Lamps set out on schedule E and in respect of all other Lamps for a period of 4 years following Closing.

For the avoidance of doubt, the terms on which Lamps are to be supplied pursuant to this Article IV shall not apply to Lamps supplied pursuant to supply agreements referred to in Article III which, save as amended in Article III, shall continue on their terms.

SECTION 4.2 LONG-TERM SUPPLY AND PURCHASE CONTRACTS

a) Within twelve (12) months of Closing, the parties shall, in good faith, negotiate long-term supply agreements for the most significant Lamps to be supplied by OSRAM Group to EDIL Group, and by EDIL Group to OSRAM Group hereunder which agreements shall incorporate the terms and conditions set out in Section 4.3 and provide for a commitment to purchase on the part of the purchaser (including minimum quantities where appropriate) and fixed prices for such Lamps calculated pursuant to Section 4.3 c) unless otherwise agreed.

b) In the event that the parties agree and sign a long-term agreement for a Lamp(s), the terms on which such Lamp(s) shall be supplied thereafter will be as set out in such long-term supply agreement and, for the avoidance of doubt, the terms of this Framework Agreement shall thenceforth not apply to such Lamps.

c) Notwithstanding the above, the parties shall be committed to supply or procure the supply of Lamps to the other party and its Subsidiaries pursuant to its commitment in Section 4.3 a) unless and until the parties agree that such commitment is replaced in respect of certain Lamps by a long term Supply Agreement.

SECTION 4.3 TERMS AND CONDITIONS

a)   SUPPLY COMMITMENTS

     OSRAM hereby agrees itself and to procure that relevant members of the OSRAM Group shall supply to EDIL Group, Lamps of a type which were offered to be supplied by NAL to IL (as set out in Schedule D) and were supplied by OSRAM Group to IL, in the 12 months prior to Closing or Similar Products on the terms and conditions set out below and EDIL hereby agrees itself to and to procure that relevant members of the EDIL Group shall Supply to OSRAM Group Lamps of a type which were supplied by IL to NAL or OSRAM Group in the twelve months prior to Closing or Similar products on the terms and conditions in this Section 4.3.

     For the avoidance of doubt, neither party shall be obliged to purchase Lamps from the other, other than in accordance with the rolling forecast and firm orders mechanism set out in Section 4.3 e) below, save that for the first 12 months following Closing OSRAM Group and EDIL Group shall be each other's Preferred Supplier of Lams or Similar Products which NAL and IL supplied to each other (or which were available to the other) in the 12 months prior to Closing.

b)   DURATION

     OSRAM and EDIL's respective supply commitments for Lamps hereunder shall commence on the date of Closing and shall continue (except in respect of those type of lamps subject to long term supply agreements entered into pursuant to Section 4.2) for the period set out in Section 4.3(j) in respect of the Lamps set out in Schedule E and in respect of all other Lamps for a minimum period of four years from the date of Closing and such commitments shall not be terminated prior to such dates (and then or thereafter only on twelve months advance written notice) unless the parties shall have mutually agreed in writing.

c)   PRICE

     1) The prices for Lamps or Similar Products to be supplied hereunder shall be the prices charged or if not purchased, quoted by the OSRAM Group and EDIL Group to the other as at Closing (unless such prices have been increased since Signing by an amount in excess of what can be justified under paragraph 2 below in which case the prices shall be those charged or quoted prior to Signing) for the period of one year following the date of Closing and thereafter unless and until such prices have been changed pursuant to this Section 4.3 c). The parties currently believe that such prices are correctly set out in Schedule D.

     2) Following the first anniversary of this Agreement and upon the provision of six month's notice to the Buying Party, the Selling Party may only change the prices for Lamps supplied hereunder to the extent necessary to reflect increases or decreases (a) in the cost of labour, materials or energy used in the production of such Lamps; (b) in the reasonable costs of environmental protection measures undertaken by the Selling Party in connection with the facilities used in the production of such Lamps; and (c) in the Selling Party's productivity in connection with such Lamps.

     3) Notwithstanding the above, the parties hereby each undertake that the price charged by it or its Subsidiaries for a Lamp supplied to the other party or its Subsidiaries hereunder shall not on average exceed the net price charged by it or its Subsidiaries to its most favoured group of wholesalers, distributors, and original equipment manufacturers less a reasonable margin in respect of such Lamps or for similar quantities the price paid by original lamp manufacturers.

     4) OSRAM will use its best efforts that for as long as OSRAM Group is the exclusive Supplier of Lamps in Schedule E to EDIL Group in Europe the price of such Lamps to the EDIL Group shall enable the EDIL Group to remain competitive in the relevant market place.

d)   Payment Terms

     The payment terms for the supply of Lamps the subject of this Article shall be those which applied between the OSRAM Group and EDIL Group prior to Closing (believed to be set out in Schedule D) Provided that in respect of Lamps supplied to EDIL Group, payment shall be due no sooner than 60 days from the date of invoice for deliveries of Lamps of the type listed on Schedule D and all other Lamps except in the case of deliveries of any Lamps from OSRAM's European locations to EDIL Group European locations of Lamps previously supplied by OSRAM to IL where payment shall be due no sooner than 30 days from the date of invoice. The date of invoice shall be the date of shipment or any date thereafter. The method of payment shall be as the Selling Party shall reasonably specify from time to time.

e)   Rolling Forecasts and Firm Orders

     The Selling Party and the Buying Party shall implement the following rolling forecasts and firm orders mechanism:

     1) For the period from Closing to July 1, 1993, the parties will have placed legally binding firm orders for Lamps with each other as set out in Part II of Schedule B and it is agreed that such orders will be fulfilled in accordance with the terms of such orders as set out in
          Part II of Schedule B.

     2) The Buying Party shall within two weeks of Closing submit to the Selling Party in writing its bona fide best estimate of its requirements for Lamps for the 12 month period commencing on 1st April 1993 and shall thereafter submit, at least six weeks before each Calendar Quarter Start Day its bona fide best estimate of its requirements for Lamps for the twelve months commencing on such Calendar Quarter Start Day.

     3) Each such twelve month estimate shall show the Buying Party's anticipated requirements in the first and second calendar quarters separately (broken down by month) and the third and fourth calendar quarters together.

     4) At the same time as the aforesaid twelve month estimate is submitted to the Selling Party (except the first such estimate), the Buying Party shall procure that its Subsidiaries submit legally binding firm orders to the Selling Party for Lamps for the first quarter (the "Committed Quarter") of such estimate. All such firm orders shall be sent to the Selling Party's head office in the country from where Lamps are to be supplied and a copy of orders and acceptances shall be sent to the parties' nominated representatives.

     5) The Buying Party's actual requirements for each Lamp in the Committed Quarter shall not vary by more than 10 per cent from the previous forecast for such quarter unless, after the Buying Party had submitted its forecast for such quarter, the Selling Party has altered the terms on which such Lamp(s) will be supplied.

     6) Subject to sub-section 4.3 f) below, OSRAM shall ensure that the relevant member of the OSRAM Group shall accept EDIL Group's orders for the Committed Quarter and that such relevant member of the OSRAM Group shall confirm receipt and acceptance of EDIL's Group's order in writing within 14 days of receipt.

     7) Subject to sub-section 4.3 f) below, EDIL shall ensure that the relevant member of the EDIL Group shall accept OSRAM Group's orders for the Committed Quarter and that such relevant member of the EDIL Group shall confirm receipt and acceptance of OSRAM Group orders in writing within 14 days of receipt.

     8) OSRAM and EDIL shall each nominate a representative to manage this rolling forecast and firm orders procedure. Such nominated representative shall act as the point of first contact in the event of supply difficulties and shall, in good faith, seek to resolve any disputes which may arise. Any dispute relating to this rolling forecast and firm orders procedure which cannot be resolved by the nominated representatives shall be referred to a senior executive of each of the parties, currently Mr. Swaanen for EDIL Group and Mr. Wasser for OSRAM Group. Either party shall give the other at least 14 days notice of any change in its nominees from time to time.

f)   Quantity

     Subject to sub-section 4.3 p) below, OSRAM hereby agrees itself and to procure that the OSRAM Group supply to EDIL Group all its requirements for each Lamp of the type listed on Schedule D or supplied by OSRAM Group to IL in the twelve months prior to Closing or Similar Products in the quantities ordered by EDIL Group pursuant to Section 4.3 e) above and EDIL hereby agrees itself and to procure that the EDIL Group supply to OSRAM Group all its requirements for Lamps of a type supplied by IL to NAL in the twelve months prior to Closing or Similar Products Provided that in the event that the Selling Party notifies the Buying Party on 6 months notice that Supplying Party has no capacity to manufacture Lamps or Similar Products, or within 14 days of such firm order that there is a reasonable shortage in production of such Lamp, then the Selling Party shall be obliged to supply to the Buying Party the Lamps ordered for any quarter up to the greater of:

     1) the quantity of such Lamp or Similar Product Supplied by the Selling Party Group to the Buying Party Group in the relevant quarter of the twelve month period to Closing or such date; or

     2) a pro-rata share of the Selling Party Group total available supplies of such Lamp having regard to the Buying Party's Group orders or purchases of such Lamp or Similar Product from the Selling Party Group and the purchases of such Lamp or Similar Product by other customers of the Selling Party in the relevant quarter of the twelve month period prior to Closing or such date; or

     3) in respect of sub-miniature fluorescent Lamps or Similar Products 15% of OSRAM Groups worldwide production capacity of such Lamps.

and for the purposes of this sub-section, where the Selling Party or Buying Party is a member of the OSRAM Group, supplies to or from NAL or for OSRAM Group's own use shall be included in such calculation, and where the Selling Party or Buying Party is EDIL Group a member of the supplies to or from IL or for EDIL Group's own use shall be included in such calculation.

g)   Quality

     The quality of Lamps to be supplied by the Selling Party Group to the Buying Party Group pursuant to this Article shall at least equal the quality of Lamps manufactured for sale under the Selling Party's Group trade marks in Europe or, if not supplied in Europe, such other relevant territory.

h)   Amendment of Terms

     1) The Selling Party may only amend terms relating to the availability of Lamps supplied under this Article in the event that such party permanently ceases production of such Lamps or Similar Products and the Buying Party has been given six months' notice of such change;

     2) The Selling Party may only amend terms relating to the quality and specification of Lamps supplied under this Article if:

          A) the same amendments have been made to the terms on which such Lamps are supplied to the Selling Party's own Lamp manufacturing facilities; and

          B) the Buying Party has been given six months' notice of such change.

i)   Assignment

     Without prejudice to OSRAM's commitment to supply Lamps to EDIL and its Subsidiaries hereunder, in the event of a sale by EDIL or any of its Subsidiaries of a company or of the whole or part of its business from time to time to any Person OSRAM shall enter into a new supply contract for the duration of the unexpired term of this Agreement at such time with the purchaser of such company or business on the same terms as set out in this
     Article IV in respect of the type of Lamps purchased by such company or business at the time of such sale (including as to price, quantity, quality, delivery and payment terms).

j)   Exclusivity

     1) Except as set out in paragraph 2) below the supply agreements covered by this Article shall be on a non-exclusive basis.

     2) For a period of 7 years OSRAM hereby appoint the EDIL Group as the OSRAM Group's exclusive distributor in Europe for the Lamp Products manufactured and/or supplied by NAL (except as limited by paragraph
          3) below) listed in Schedule E and OSRAM shall not and shall ensure that no member of the OSRAM Group shall distribute and sell or appoint any third party to distribute and sell such Lamp Products in Europe during this term. For the avoidance of doubt OSRAM may source the Lamps listed in Schedule E from third parties or manufacture such Lamps itself but shall not be entitled to source such Lamps (except as permitted in paragraph 3 below) from NAL for distribution in Europe.

     3) Notwithstanding paragraph 2 above, OSRAM shall be entitled to sell itself (but not through any third parties) the following Lamps manufactured and supplied by NAL in the territories listed below:

          (i) OSRAM may continue to sell VHO and HO Lamps and slimline fluorescent Lamps in the United Kingdom up to a limit of the same quantities of such Lamps as it currently sells in the United Kingdom;

          (ii)  OSRAM may continue to sell Par 64 Lamps in Germany;

          (iii) OSRAM may sell sub-miniature florescent Lamps throughout Europe in any quantities but shall not sell any such Lamps to the eight customers whom IL have sent quotations to prior to Closing and who will be notified to OSRAM by EDIL within two weeks of Closing. Furthermore EDIL assures OSRAM that it has established a business relationship with such customers prior to Closing.

     4) Subject to paragraphs 4.3 L and N, EDIL hereby agree to indemnify OSRAM Group against any losses, damages or expenses suffered or incurred by OSRAM Group arising from any claim by a third party that the use of sun-tanning or therapeutic lamps supplied by EDIL Group has brought such third party health problems provided that the UV Phosphors supplied to EDIL group and used in such lamps meet the agreed specification and comply with the other warranties in paragraphs 4.3 L and N below. In the event that such health claims are brought against OSRAM or EDIL and as a result OSRAM Group withdraw completely from the manufacture and sale of suntanning and therapeutic Lamps in Europe then the distribution agreement in respect of such Lamps supplied by NAL shall terminate forthwith.

k)   Delivery

     1) Lamps shall be delivered to the Buying Party on the terms as agreed prior to Closing (set out in Schedule D) and for the avoidance of doubt terms used in the schedule shall be INCOTERMS 1990.

     2) In the event that the Selling Party fails to deliver Lamps to the Buying Party in the month stipulated by such party, the Selling Party shall use all reasonable efforts to deliver such Lamps to the Buying Party as soon as practicable thereafter.

l)   Warranty

     1) The parties each undertake that it and the relevant members of the Selling Party's Group shall in respect of Lamps supplied by it and/or its Subsidiaries to a member of the Buying Party's Group warrant such Lamps shall

          (a)    be free from defects in material and workmanship;

          (b) comply with the agreed functional and performance specifications for that Lamp; and

          (c) equal the quality of the same or similar type of Lamps supplied to the Selling Party's Group own manufacturing facilities.

          Except as set out above, there are no warranties express or implied, including warranties of merchantability and of fitness for a particular purpose with respect to the Lamps supplied under this Article.

   2) The Buying Party may, within thirty days of the date of delivery, reject delivered Lamps which do not comply with the above warranty by notifying the Selling Party in writing. The Selling Party shall, at the Buying Party's option, either replace such Lamps within thirty days from the date of the Buying Party's notice of rejection or issue a credit note for the respective invoice amount and freight. The Selling Party shall be responsible for the costs of re-transportation of any rejected Lamps and delivery by air freight (if reasonably required by Buying Party) of any replacement lamps, and if necessary, in order to effect such replacement as soon as possible the Selling Party Group shall reschedule production and do everything in its power to give the re-supply of Lamps to the Buying Party the highest priority.

   3) The Selling Party shall not be liable for consequential, indirect, special or incidental damages.

m)  TAXES

    Prices for the Lamps listed in Schedule D are exclusive of all taxes, tariffs, duties and other charges whatsoever unless otherwise stated in Schedule D.

n)  PATENTS

   1) Each party hereby warrants and represents to the best of its knowledge and belief that the sale or use of Lamps supplied by it or any of its Subsidiaries to the Buying Party Group hereunder shall not infringe the patent or other intellectual property rights of a third party, and such party shall notify the Buying Party (in the form of a patent infringement study to the extent available and to be kept strictly confidential) of the existence or possibility of the use or sale of such Lamp constituting an Infringement of the patent or other intellectual property rights of a third party.

   2) Each Party hereby undertakes to indemnify and hold harmless the other party and its Subsidiaries from and against any and all losses, damages or expenses, suffered or incurred by such other party and its Subsidiaries arising from any claim by a third party that the use or sale of Lamps supplied by it or any of its Subsidiaries to the other party and its Subsidiaries infringes such third parties patents or other intellectual property rights.

   3) Where a Lamp has been supplied to the Buying Party, and the Buying Party's use or sale of such Lamp would constitute or has constituted an infringement of the patent or other intellectual property rights of a third party, the Selling Party shall issue a credit note in return for such Lamp equal to the respective invoice amount for such Lamp and costs of freight

   4) Neither party shall be liable to the other party for consequential, indirect, special or incidental damages.

   5) Neither party shall be obliged to deliver Lamps to the other party in the event that it reasonably considers that the sale or use of such Lamps would infringe the patent or intellectual property rights of a third party.

0)   LABELLING AND PACKAGING

   1) The Lamps (including packaging supplied hereunder) shall bear such trade marks as the Buying Party may request. Such application of the Buying Party's requested trade marks is made at the sole and exclusive risk of the Buying Party regarding the validity or infringement of any trade mark or other intellectual property right and the Buying Party expressly undertakes to indemnify and hold the Selling Party harmless from and against any and all claims, damages or expenses which may arise by reason of applying trade marks, labels, or inscriptions to Lamps at the instruction of the Buying Party.

   2) The interior and exterior packaging of Lamps supplied by the Selling Party to the Buying Party under this Article IV shall be the packaging existing at the date of Closing, and any changes thereto which will or are likely to adversely affect the Buying Party require the Buying Party's prior written consent, such consent not to be unreasonably withheld.

   3) The labelling of Lamps supplied by the Selling Party to the Buying Party under this Article IV shall be the labelling existing at the date of Closing (except that the use of the trade mark "GTE" shall be phased out) and any changes thereto require the Buying Party's prior written consent, such consent not to be unreasonably withheld.

   4) Any costs incurred by the Selling Party in making changes to the packaging and labelling of Lamps requested by the Buying Party shall be for the Buying Party's account, except any changes required as a consequence of the IL Purchase Agreements. All other changes to labelling and packaging (including all costs connected with removing and replacing the "GTE" and other trade marks associated with GTE Corporation and its Subsidiaries) shall be made at the Selling Party's cost and shall not increase the price of Lamps supplied hereunder.

p) FORCE MAJEURE

   The Selling Party shall not be liable for failure to fill the orders of the Buying Party where such failure or delay is due to force majeure including, without limitation, fire; act of God; acts, restrictions or failure to act of any government authority, domestic or foreign; strikes or labour disputes; equipment failure; shortages of materials in the market which were unforeseeable and which a prudent manufacturing company could not reasonably have avoided; war or civil commotion; delays in transportation or any other cause beyond its reasonable control. Provided, however, that in such event the Selling Party shall use reasonable efforts to fulfil the Buying Party's orders insofar as practicable, and shall at least supply to the Buying Party the quantity of Lamps or Similar Products equal to a percentage to be determined by the ratio of the Buying Party's firm orders to the Selling Party's sales to all its customers for said Lamp [and its own use of such Lamp], for the twelve month period proceeding the force majeure event, for the duration of the event constituting force majeure.

q) CONFIDENTIALITY

   The parties undertake to, and shall procure that their respective Subsidiaries hold so far as reasonably possible the terms of any supply arrangement to which this Article is applicable in confidence. Neither EDIL nor OSRAM nor their respective Subsidiaries shall make any reference to the origin of Lamps supplied hereunder in their sales promotion.

r) MINOR PRODUCT FINES

   The parties shall within 12 months of Closing consider the continued viability and practicality of each party supplying the other party with small quantities of Lamps and in the event that the parties agree that the Selling Party's costs of manufacturing such small quantities outweigh the commercial benefits to the Buying Party of being supplied the same on the terms and conditions set out herein then the Selling Party's obligations to supply the Buying Party with such type of Lamp hereunder may be terminated by agreement.

                                   ARTICLE V

                       SUPPLY OF MANUFACTURING APPARATUS

1) Whereas pursuant to the Research and Development and Engineering Support Agreement OSRAM and EDIL were to have agreed, prior to Closing, full form supply agreements for the supply by OSRAM to EDIL of Manufacturing Appararus (as therein defined).

2) The parties have not agreed full form supply agreement for the supply of Manufacturing Apparatus as at the date hereof and shall do so within 1 month of Closing on the terms and conditions set out in the Research and Development and Engineering Support Agreement (including Schedule 2) as well as in the Master Agreement.

3) In addition, the parties hereby agree that the terms and conditions of supply (including, but without limitation, prices, quality, delivery terms, payment terms and capacity) shall be no less favorable than the terms except the terms of the Supply Agreement between OSRAM and IL relating to the Double Twin Company Fluorescent line installed at Shipley, United Kingdom on which such Manufacturing Apparatus or similar Manufacturing Apparatus was supplied by OSRAM to IL prior to Closing.



                            ------------------------
                                   ARTICLE VI

Section 6.1    Governing Law

This Agreement is governed by, and shall be constituted in accordance with the laws of the state of New York, USA. Except:

(a) the Supply Agreements under Article III which are governed by the law as provided in the respective Agreement; and

(b) the Long Term Supply Agreements and Purchase Orders between the parties which shall be governed by such law as is agreed between the parties from time to time.

SECTION 6.2    ARBITRATION

1) Any differences or disputes regarding the supply of Lamp Materials or Lamps subject to this Agreement are to be settled by an amicable effort on the part of both parties. An attempt to arrive at a settlement shall be deemed to have failed as soon as one of the parties so notifies the other party in writing.

2) Any claim or controversy arising at any time out of or in relation to this Agreement shall be settled in accordance with the rules of commercial arbitration of the International Chamber of Commerce by an arbitrator appointed in accordance with the rules who shall be entitled to award specific performance, preliminary or final injunctions and/or damages. Any arbitration shall take place in Paris, France and shall be conducted in the English language. Judgment upon the award rendered may be entered in any court having jurisdiction thereof. All proceedings shall be conducted in confidence; the parties agree to provide such information and make available such employees as the arbitrator deems necessary for his or her determination. Each party will be afforded an opportunity to examine the witnesses and documents referred to or submitted by the other party as a part of such proceedings and to submit a reasonable list of document requests, interrogatories and requests for admission to which the other will respond, it being understood that time is of the essence in the completion of such proceedings. The arbitrator shall be required to put his or her award and decision in writing and provide all parties with a copy thereof.

SECTION 5.3 AMENDMENTS

a) Except as otherwise permitted in this Agreement, no amendment, waiver or modification of any provision of this Agreement shall be valid unless it is in writing and signed by or on behalf of each of the parties hereto.

b) Nothing in this Agreement shall be construed to limit the right of the parties mutually to agree to amend the terms of this agreement or any agreement referred to herein.

SECTION 5.4 ASSIGNMENT

Except as expressly provided in this Agreement, neither party shall assign or transfer or purport to assign or transfer any of its or obligations under this Agreement.

SECTION 5.5 NOTICES

Except as expressly provided herein, any notice or other communication under or in accordance with this Agreement shall be in writing and shall be delivered personally or sent by first class pre-paid recorded delivery (and by air mail if overseas) or by fax (and confirmed by letter post) or by telex as follows:

if to OSRAM, to:

Address:       Hellabrunner Strasse 1
               D-8000 Muenchen 90
               Germany

Telefax:       0049 89 6213 2019

               Marked for the attention of Gerd Pokorny;


if to EDIL, to:

Address:       Apollolam 171
               1077 AS, Amsterdam
               P.O. Box 7301, 1007 JH
               Amsterdam
               The Netherlands

Telefax:       31 20 6769326

               Marked for the attention of C. Barbas:


and a copy to: CITICORP VENTURE CAPITAL UNLIMITED

Address:       Citibank House
               7th Floor
               335 Strand
               London WC2R 1LS
               England

Telefax:       071 438 1420

               Marked for the attention of M. Smith;

and

Address:       [EDIL], Geneva
               20 Route de Pre-Bois
               P.O. Box  554
               1215 Geneva 15
               Switzerland

Telefax:       010 4122 7880363

               Marked for the attention of R. Swaanen

or to such other person, address or telefax number as any party may specify by notice in writing to the others. A notice shall be effective when received.

SECTION 5.6 Waiver

No waiver by either party of the exercise of any right or of enforcement of any obligation of the other party shall operate as a waiver of any other such right of enforcement of any other such obligation to a subsequent occasion.

SECTION 5.7 Severability

If any provision of this Agreement shall be held invalid, the remainder shall nevertheless be deemed valid and effective, and it is the intention of both OSRAM and EDIL that each provision hereof is being stipulated separately in the event one or more of such provisions should be held invalid.

SECTION 5.8 Entire Agreement

This Agreement embodies the entire agreement of OSRAM and EDIL and supersedes and cancels all previous negotiations, understandings, commitments or agreements, written or oral, regarding the subject matter hereof.

SECTION 5.9 Counterparts

This Agreement may be executed in any number of counterparts, each of which executed and delivered shall be an original, but all the counterparts together shall continue one and the same instrument.

SECTION 5.10 Headings

The headings of the articles, sections and subsections in this Agreement are inserted for convenience of the reader only and do not form a part of this Agreement.

SECTION 5.11 Confidentiality

The parties undertake to, and shall procure that their respective Subsidiaries shall take reasonable steps to, hold the terms of this Agreement in confidence. No public announcement, communication or circular (other than and to the extent required by law) concerning the transactions referred to in this Agreement, the terms and conditions of this Agreement or the financial affairs of any of the parties to this Agreement shall be made or dispatched by any party without the prior written consent of the other party (such consent not to be unreasonably withheld or delayed).

SECTION  5.12 U.N. Convention

Except as may by expressly provided to the contrary in any agreement to be amended or entered into pursuant to this Agreement, the parties agree that the provisions of the United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement or to such agreements.

SECTION 5.13 Inconsistent terms

The provisions set forth in any purchase order, invoice or other printed form used in the ordering or supply of products pursuant to a supply agreement amended or entered into pursuant to this Agreement shall not take precedence over the terms of this Agreement and to the extent contradictory of this Agreement's terms, shall be of no effect.



In Witness whereof, this Agreement has been executed by the parties on the date first written above.


OSRAM GmbH                                   EDIL International Lighting B.V.



By:  /s/                                     By:  /s/
  ---------------------------                  --------------------------------
Name:                                        Name:
Title:  General Counsel                      Title:  Authorized Signature

                                   SCHEDULES

SCHEDULE A - Lamp Materials

Part I - Lamp Materials supplied by NAL to IL

Part II - Lamp Materials supples by IL to NAL

SCHEDULE B - Firm Orders for period from Closing to July 1st 1993


Part I - Lamp Materials

A)   NAL to IL

B)   IL to NAL


Part II - Lamps

A)   NAL to IL

B)   IL to NAL


SCHEDULE C

No Longer Applicable


SCHEDULE D - Finished Lamps


SCHEDULE E - Specialty Lamps purchased by IL from NAL

The products which present a Sylvania specialty in Europe and are purchased from NAL are:

     Metalarc       M Types (excluding NAL types MP75 AND MP100)

     VHO            Fluorescent

     HO             Fluorescent

     Slimline       Fluorescent

     Photocopy      Fluorescent

     UV suntanning and therapeutic lamps and UV phosphors

     PAR 64 Lamps

     Sub-miniature Fluorescent Lamps

\                  4.2.2    OSRAM shall retain for a period of two (2) years
                           after making a royalty report, the records, files, and books of account prepared in the normal course of business, which contain data reasonably required for the computation and verification of the amounts to be paid and the information to be given in such report. OSRAM shall permit the inspection, with reasonable advance notice and at reasonable times during normal business hours, of such records, files, and books of account, by a certified public accountant to when OSRAM has no reasonable objection. Said accountant shall be permitted to inspect such records, files, and books and OSRAM shall give the accountant such other information as may be necessary and proper to enable the amounts of payments payable hereunder to be accurately ascertained. Such inspection shall be at SLI's expense unless it is determined by said accountant that the royalties paid to SLI are deficient in excess of five percent (5%), in which case the costs of such inspection shall be paid by OSRAM. Neither SLI nor said accountant shall disclose to anyone, directly or indirectly, any of the information which they obtain as a result of any such inspection and such accountant shall report to SLI only the amount of royalty due and payable.

         5. Notwithstanding the provisions of section 4.3 c) part 3 of the Supply Agreement, OSRAM hereby undertakes that the price charged to SLI, or its Subsidiaries, by OSRAM, or its Subsidiaries, for subminiature fluorescent Lamps to be supplied to SLI, or its Subsidiaries, pursuant to the Supply Agreement shall in respect of orders received by OSRAM after January 29, 1993 always be 15% less than the Net Price (less all discounts, allowances, rebates and credits) charged by OSRAM, or its Subsidiaries, to its most favoured group of wholesalers, distributors, original equipment manufacturers or any third party for the same type of subminiature fluorescent Lamps. The parties agree that with effect from 29 January 1996 the price charged by OSRAM to SLI will be reviewed with the purpose to agree an increase of such price by taking into account the increased demand from the after market.

         6. Except as provided above all other terms and conditions set forth under the Supply Agreement shall remain unmodified and in full force and effect.



IN WITNESS WHEREOF, the parties hereto have executed this Amendment Agreement as of the date first above written.

Sylvania Lighting                            OSRAM GmbH
International S.V.

/s/                                          /s/
-----------------------------------          -----------------------------------
December 23, 1994                            December 23, 1994